UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013

GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-408 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On September 20, 2013, the Board of Directors of GlyEco, Inc. (the “Company”) appointed Alicia Williams to be the Chief Financial Officer of the Company, effective immediately.

Ms. Williams, 36, has served as the Company’s interim principal financial officer since January. As Secretary, Controller and VP of Internal Operations, she has managed the financial and accounting processes of the Company since 2008.  She holds an extensive accounting background, including receiving a Bachelor of Science in Management Information Systems & Accounting, and she is licensed to practice law in the State of Arizona.

From October 2008 until the date Global Recycling Technologies, Ltd., a Delaware corporation and privately held operating subsidiary (“Global Recycling”), merged with and into the Company, Ms. Williams served as the Director of Internal Operations of Global Recycling.   Upon the consummation of the merger of Global Recycling with and into the Company, Ms. Williams became the Controller and VP of Internal Operations of the Company.  Ms. Williams was also appointed by the Company’s Board of Directors to be the Secretary of the Company on November 30, 2011.

From August 2004 until she joined the Global Recycling, Ms. Williams was a full-time law student and/or part-time law clerk.  From March 2000 to August 2004, Ms. Williams served as a Senior Systems Analyst/Data Lead at Intel Corporation in Chandler, Arizona.  Ms. Williams holds a law degree (J.D.) from the University of Southern California Gould School of Law in Los Angeles, California (December 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: September 26, 2013	By:	/s/ John Lorenz
John Lorenz President and Chief Executive Officer, Director (Principal Executive Officer)